Exhibit 99.1

Caligan Partners and Falcon Edge Capital Send Letter to Shareholders of Knowles Corp.

NEW YORK -- (BUSINESS WIRE) -- Caligan Partners, LP and Falcon Edge Capital, LP, which manage funds that beneficially own more than 6.7% of Knowles Corporation (KN), today alerted shareholders that Knowles has failed to include material disclosures in their 2019 Preliminary Proxy Statement (“2019 Proxy”) that have been provided historically. In the 2019 Proxy filed by Knowles on April 5, 2019, the Caligan/Falcon Edge Group notes Knowles’ failure to disclose key compensation details for 2018 related to the Presidents of Knowles’ Intelligent Audio and Performance Audio business units, retreating from prior financial disclosures made by the Company in 2018 and possibly in violation of SEC disclosure rules. This omission by Knowles has been made despite numerous demands by its shareholders for increased transparency into substantial losses stemming from the Intelligent Audio business unit for the past four years.

A copy of the full letter is available at www.thefutureofknowles.com

The Cover-up is Worse than the Crime

Dear Fellow Shareholders,

For the past two months we have engaged with the leadership of Knowles Corp. (“Knowles” or the “Company”) in an effort to increase transparency into the substantial losses incurred by the Intelligent Audio (“IA”) business unit. Thus far, the single point of disclosure made by the Company regarding losses in IA was found in a brief note in the Company’s 2018 annual proxy statement (“2018 Proxy”), which provided SEC-mandated disclosures about how Named Executive Officers (“NEOs”) are compensated. In 2017, the incentive compensation of the Presidents of both IA and Performance Audio (“PA”) was based solely on PA business unit results. In the 2018 Proxy, the Company provided details including financial targets, weightings and results for the PA business unit. In our previous letter, we used PA business unit results to calculate the implied losses in the IA business unit in 2017 and then highlighted that important information for shareholders—information that we believe Knowles should be disclosing. We then made a bold prediction:

“Now that the Company has realized that disclosure of Performance Audio metrics highlights Intelligent Audio losses, it would not surprise us to see them eliminated from the Company’s 2019 Proxy Statement.” – Caligan/Falcon Edge letter dated 3/29/19

Unfortunately, our prediction proved accurate. The CD&A in Knowles’ 2019 Proxy has been sanitized of all information which may provide any insight into the performance or losses in IA. Knowles’ shareholders are demanding transparency into Knowles’ capital allocation, but instead the Board has chosen to retreat further into the shadows.

While we are disappointed that the Board would sanction the removal of material information from their proxy statement, we are not surprised. By decreasing transparency to further entrench themselves and mask IA’s performance (or lack thereof), Knowles’ Board has deprived shareholders of important information regarding how the Company compensates two NEOs. Detailed information regarding performance targets, weightings, and results, as required by the SEC (and was clearly provided last year), has been replaced with a brief statement that these executives are being compensated on “business unit metrics for revenue and Adjusted EBIT.” The Company also states that “these targets are not disclosed below as their business unit level financial results are not publicly disclosed in our financial reporting.” However, it is clear that these targets are material aspects of the compensation plans for two NEOs considering these performance targets account for 80% of the NEOs annual bonus targets. There is no competitive harm in releasing these backward-looking results considering the Company provided this detail last year.

We believe that Knowles withheld this information in an attempt to provide management some advantage in a contested director election. We believe that the Compensation Committee and the entire Knowles Board has approved a proxy statement that falls short of both SEC disclosure requirements and the Company’s past practices to aid in their own entrenchment.

Unfortunately for Knowles’ leadership, there is no caveat or footnote in SEC disclosure rules which allows boards to withhold damaging information. Fortunately for shareholders, two members of Knowles’ Compensation Committee that signed off on the removal of this key information are up for re-election at the upcoming annual meeting.

Regards,

Caligan Partners, LP

Falcon Edge Capital, LP

DISCLAIMER

Caligan, David Johnson, Samuel J. Merksamer, Falcon Edge, Richard Gerson and Jonathan Christodoro (collectively, the “Participants”) Intend to File with the SEC a Proxy Statement and Form of Proxy to Be Used in Connection with the Solicitation of Proxies from the Stockholders of Knowles. All Stockholders Are Advised to Read the Proxy Statement and Other Documents When They Become Available, as They Will Contain Important Information, Including Additional Information Related to the Participants. The Definitive Proxy Statement and an Accompanying Proxy Card Will Be Furnished to Some or All of the Company’s Stockholders and Will Be, along with Other Relevant Documents, Available at No Charge on the SEC Website At http://www.sec.gov/. Information about the Participants and a Description of Their Interests by Security Holdings is Contained in the Schedule 14A Filed by Caligan with the SEC on March 29, 2019.

Contacts

Media:
Robert Laman
Caligan Partners, LP
(646) 859-8205
rl@caliganpartners.com

Mark Cho
Falcon Edge Capital, LP
(212) 230-2295
MCho@falconedgecap.com

Investors:
Edward McCarthy / Geoffrey Weinberg / Peter Aymar
D.F. King & Co., Inc.
(212) 269-5550
KN@dfking.com